EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Allied Motion Technologies Inc.:

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-149279, 333-155889, 333-170563 and 333-187369) on Form S-8 and in the registration statement (No.333-119090) on Form S-3 of Allied Motion Technologies Inc. of our report dated January 3, 2014, with respect to the financial statements of Globe Motors, Inc. as of September 30, 2013 and for the nine month period ended September 30, 2013 and the year ended December 31, 2012, which report appears in this current report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2014

/s/ EKS&H LLLP

January 3, 2014
Denver, Colorado